Exhibit 99.1

HELIO, INC. and HELIO LLC

INDEX TO COMBINED FINANCIAL STATEMENTS

Page
Report of Independent Auditors	2

Combined Balance Sheets as of December 31, 2006 and 2007	3

Combined Statements of Operations for the period inception (January 27, 2005) to December 31, 2005, and the years ended December 31, 2006 and 2007	4

Combined Statements of Stockholders’ and Partners’ Equity for the period inception (January 27, 2005) to December 31, 2005, and the years ended December 31, 2006 and 2007	5

Combined Statements of Cash Flows for the period inception (January 27, 2005) to December 31, 2005, and the years ended December 31, 2006 and 2007	7

Notes to Combined Financial Statements	9

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and

Stockholders of HELIO, Inc. and HELIO LLC

We have audited the accompanying combined balance sheets of HELIO, Inc. and affiliate (collectively the “Company”) as of December 31, 2007 and 2006, and the related combined statements of operations, stockholders' and partners’ equity, and cash flows for the years ended December 31, 2007 and 2006, and for the period January 27, 2005 (inception) through December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of HELIO, Inc. and affiliate at December 31, 2007 and 2006 and the combined results of its operations and its cash flows for the years ended December 31, 2007 and 2006, and for the period January 27, 2005 (inception) through December 31, 2005 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred substantial recurring operating losses since inception and management anticipates that it will continue to incur substantial losses from its operating and investing activities, and the Company may not have sufficient working capital and or outside financings available to meet its planned operating activities over the next twelve months. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The 2007 combined financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Note 2 to the combined financial statements, effective January 1, 2006, the Company changed its accounting for stock-based compensation in connection with the adoption of Statement of Financial Accounting Standards No. 123 (R), “Share-Based Payment.”

/s/ Ernst & Young LLP

Los Angeles, California

February 26, 2008

HELIO, INC. and HELIO LLC

COMBINED BALANCE SHEETS

(in thousands, except share/unit data)

	December 31, 2006	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$111,066	$45,148
Marketable securities	27,917	—
Accounts receivable, net of allowance of $5,543 and $10,866 as of December 31, 2006 and 2007, respectively	10,191	29,216
Prepaid expenses	13,556	5,263
Inventory	11,725	23,729
Restricted cash	7,850	6,850
Other current assets	1,709	868

Total current assets	184,014	111,074
Restricted cash – long term	5,647	5,734
Property and equipment	50,456	40,556
Other intangible assets	21,031	8,970
Goodwill	3,449	3,449
Other long term assets	373	290

Total assets	$264,970	$170,073

LIABILITIES AND STOCKHOLDERS’ AND PARTNERS’ EQUITY
Current liabilities:
Accounts payable	$13,330	$30,439
Accrued expenses	44,892	54,377
Due to Partners	17,864	4,299
Member deposits and credit fees	2,730	10,849
Deferred revenue	2,803	7,575

Total current liabilities	81,619	107,539
Convertible notes payable and interest payable due to Partners	—	62,642
Other non-current liabilities	2,123	1,390

Total liabilities	83,742	171,571
Commitments and contingencies
Stockholders’ and partners’ equity:
Convertible preferred membership units (124,401,683 authorized; 100,000,000 and 124,401,683 issued and outstanding and convertible into Class A Common Stock at a 1:1 conversion rate at December 31, 2006 and 2007, respectively)	401,000	540,478
Serial preferred stock ($0.01 par value; 20,000,000 authorized; -0- shares issued and outstanding at December 31, 2006 and 2007)	—	—
Class B common stock ($0.01 par value; 2 shares authorized, issued and outstanding at December 31, 2006 and 2007)	—	—
Class A common stock ($0.01 par value; 230,000,002 shares authorized; 5,337,900, and 5,561,272 shares issued and outstanding at December 31, 2006 and 2007, respectively)	54	56
Additional paid-in capital	13,952	18,308
Accumulated deficit	(233,778)	(560,340)

Total stockholders’ and partners’ equity	181,228	(1,498)

Total liabilities and stockholders’ and partners’ equity	$264,970	$170,073

The accompanying notes are an integral part of these combined financial statements.

HELIO, INC. and HELIO LLC

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	Period of Inception (January 27, 2005) to December 31, 2005	Year ended December 31, 2006	Year ended December 31, 2007
Revenue:
Service revenue	$13,154	$32,030	$115,334
Equipment sales and other revenue	3,211	14,550	55,654

Total revenue	16,365	46,580	170,988
Cost of sales:
Cost of services	9,512	27,903	70,907
Cost of equipment sales	8,474	33,401	96,673

Total cost of sales	17,986	61,304	167,580
Gross (loss) margin	(1,621)	(14,724)	3,408
Operating expenses:
Operations and member service	14,283	69,788	99,105
Sales and marketing	8,686	77,319	159,193
General and administrative	21,025	37,466	65,697
Stock compensation	43	1,969	2,065
Impairment charge on intangible assets	—	—	3,131
Restructuring charges	—	—	2,413

Total operating expenses	44,037	186,542	331,604
Operating loss before other expense/income	(45,658)	(201,266)	(328,196)
Other (expense)/income:
Interest expense	—	—	(3,127)
Interest income and other	3,635	9,511	4,761

Loss before provision for income taxes	(42,023)	(191,755)	(326,562)

Provision for income taxes	—	—	—

Net loss	$(42,023)	$(191,755)	$(326,562)

The accompanying notes are an integral part of these combined financial statements.

HELIO, INC. and HELIO LLC

COMBINED STATEMENTS OF STOCKHOLDERS’ AND PARTNERS’ EQUITY

(In thousands, except share/unit data)

	Convertible Preferred Membership Units		Class B Common Stock		Class A Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ and Partners’ Equity
	Units	Amount	Shares	Amount	Shares	Amount
Balance, Inception (January 27, 2005)	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of Convertible Preferred Membership Units to the Partners in exchange for $440,000 funding commitment of cash and contributed assets (see Note 10)	100,000,000	244,000	—	—	—	—	—	—	244,000
Issuance of Class B Common Stock to the Partners in March 2005	—	—	2	—	—	—	—	—	—
Warrant issued in 2005 to a Partner to purchase 1,995,000 shares of the Company’s Class A Common Stock at $1.71 per share	—	—	—	—	—	—	43	—	43
Supplemental compensation paid on behalf of certain employees by a Partner	—	—	—	—	—	—	1,621	—	1,621
Net loss	—	—	—	—	—	—	—	(42,023)	(42,023)

Balance at December 31, 2005	100,000,000	$244,000	2	$—	—	$—	$1,664	$(42,023)	$203,641
Funding received from the Partners under original $440,000 capital commitment (see Note 10)	—	157,000	—	—	—	—	—	—	157,000
Exercise of employee stock options during 2006	—	—	—	—	7,500	—	13	—	13
Stock expense pertaining to vested portion of a warrant issued in 2005 to a Partner to purchase 1,995,000 shares of the Company’s Class A Common Stock at $1.71 per share	—	—	—	—	—	—	623	—	623
Employee stock compensation expense	—	—	—	—	—	—	1,372	—	1,372
Supplemental compensation paid on behalf of certain employees by a Partner	—	—	—	—	—	—	1,213	—	1,213
Issuance of 650,000 shares of Class A Common Stock to a Partner in 2006 valued at $1.71 per share	—	—	—	—	650,000	7	1,105	—	1,112
Warrant issued to a Partner in 2006 to purchase 65,000 shares of the Company’s Class A Common Stock at $1.71 per share	—	—	—	—	—	—	5	—	5
Issuance of 4,680,400 shares of Series A Common Stock at $1.71 per share	—	—	—	—	4,680,400	47	7,957	—	8,004
Net loss	—	—	—	—	—	—	—	(191,755)	(191,755)

Balance at December 31, 2006	100,000,000	$401,000	2	$—	5,337,900	$54	$13,952	$(233,778)	$181,228

The accompanying notes are an integral part of these combined financial statements.

HELIO, INC. and HELIO LLC

COMBINED STATEMENTS OF STOCKHOLDERS’ AND PARTNERS’ EQUITY (continued)

(In thousands, except share/unit data)

	Convertible Preferred Membership Units		Class B Common Stock		Class A Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ and Partners’ Equity
	Units	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2006	100,000,000	$401,000	2	$—	5,337,900	$54	$13,952	$(233,778)	$181,228
Funding received from Partners under original $440,000 capital commitment (See Note 10)	—	39,000	—	—	—	—	—	—	39,000
Funding received from SKT (See Note 10)	10,000,000	30,000	—	—	—	—	—	—	30,000
Conversion of Partner convertible notes payable of $70,000 and $ 478 of accrued interest into 23,492,592 Preferred Membership Units in November 2007 (See Note 9)	23,492,592	70,478	—	—	—	—	—	—	70,478
Cancellation of member units from Partner (See Note 10)	(9,090,909)	—	—	—	—	—	—	—	—
Exercise of employee stock options during 2007	—	—	—	—	78,997	1	135	—	136
Stock expense pertaining to vested portion of a warrant issued in 2005 to a Partner to purchase 1,995,000 shares of the Company’s Class A Common Stock at $1.71 per share	—	—	—	—	—	—	210	—	210
Stock expense pertaining to vested portion of a warrant issued to a Partner in 2006 to purchase 65,000 shares of the Company’s Class A Common Stock at $1.71 per share	—	—	—	—	—	—	8	—	8
Warrant issued to a Partner in 2007 to purchase 407,250 shares of the Company’s Class A Common Stock at $1.82 per share	—	—	—	—	—	—	4	—	4
Employee stock compensation expense	—	—	—	—	—	—	1,843	—	1,843
Supplemental compensation paid on behalf of certain employees by a Partner	—	—	—	—	—	—	1,498	—	1,498
Issuance of 144,375 shares of Class A Common Stock to a Partner in 2007 at $1.82 per share	—	—	—	—	144,375	1	262	—	263
Warrant issued to a third party in 2007 to purchase 2,348,883 shares of Company’s Class A common Stock at $10.00 per share	—	—	—	—	—	—	396	—	396
Net loss	—	—	—	—	—	—	—	(326,562)	(326,562)

Balance at December 31, 2007	124,401,683	$540,478	2	$—	5,561,272	$56	$18,308	$(560,340)	$(1,498)

The accompanying notes are an integral part of these combined financial statements.

HELIO, INC. and HELIO LLC

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Period of Inception (January 27, 2005) to December 31, 2005	Year ended December 31, 2006	Year ended December 31, 2007
Operating activities
Net loss	$(42,023)	$(191,755)	$(326,562)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,766	21,533	31,612
Loss on disposal of property and equipment	—	50	54
Stock based compensation	43	2,000	2,461
Impairment charge on intangible assets	—	—	3,131
Interest expense associated with convertible notes payable to partners	—	—	3,127
Other non-cash activities	1,621	2,325	1,761
Changes in operating assets and liabilities:
Accounts receivable	(1,336)	(8,855)	(19,025)
Inventory	(3,814)	(7,911)	(12,004)
Prepaid expenses and other assets	(6,122)	(9,516)	9,281
Restricted cash	(7,310)	(6,187)	913
Accounts payable	619	12,711	17,109
Accrued liabilities	16,443	28,394	17,689
Due to Partners	297	8,056	(14,765)
Deferred revenue and other liabilities	2,947	4,709	4,039

Net cash used in operating activities	(31,869)	(144,446)	(281,179)
Investing activities
Purchases of property and equipment	(26,166)	(27,383)	(11,792)
Purchases of domain names (intangible assets)	(170)	—	—
Purchases of marketable securities	(148,900)	(1,066,917)	(49,650)
Proceeds from disposition of marketable securities	54,200	1,133,700	77,567

Net cash (used in) provided by investing activities	(121,036)	39,400	16,125
Financing activities
Partner cash contributions in HELIO LLC in exchange for convertible preferred membership units	204,000	157,000	69,000
Exercise of employee common stock options	—	13	136
Proceeds from the issuance of notes payable	—	—	130,000
Issuance of common stock	—	8,004	—

Net cash provided by financing activities	204,000	165,017	199,136

Net increase/(decrease) in cash and cash equivalents	51,095	59,971	(65,918)
Cash and cash equivalents, beginning of period	—	51,095	111,066

Cash and cash equivalents, end of period	$51,095	$111,066	$45,148

The accompanying notes are an integral part of these combined financial statements.

HELIO, INC. and HELIO LLC

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Period of Inception (January 27, 2005) to December 31, 2005	Year ended December 31, 2006	Year ended December 31, 2007
Supplemental Disclosure on Non-cash Operating, Investing and Financing Activities:

Non-cash operating activities
Supplemental compensation paid by a Partner to certain employees	$1,621	$1,213	$1,498

Non-cash investing activities
Assets and goodwill contributed by a Partner in conjunction with the Company’s formation	$40,000	$—	$—
Accrued property and equipment purchases		9,566	1,193

Non-cash financing activities
Warrants issued to a Partner to purchase common stock in exchange for services	$43	$628	$222
Exchange of Partner convertible notes payable in the aggregate principal amount of $70,000 principal and accrued interest of $478 into Preferred Membership Units	—	—	70,478
Issuance of common stock to a Partner in exchange for services	—	1,112	263
Issuance of a warrant to purchase common stock to a third party in exchange for services	—	—	396

The accompanying notes are an integral part of these combined financial statements.

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Description of Business and Basis of Presentation

HELIO, Inc. is a Delaware corporation formed on January 27, 2005 as a joint venture between EarthLink, Inc. (“EarthLink”) and SK Telecom Co., Ltd. and its subsidiaries and/or affiliates (“SKT”) (collectively, the “Partners”) for the purposes of developing and marketing branded wireless telecommunication services, including but not limited to handsets, voice services, data services, stand-alone and other wireless services within the United States of America. HELIO, Inc. is the sole general managing partner of HELIO LLC, a Delaware limited liability company (“HELIO LLC” or the “Operating Company”). HELIO LLC is the operating company of HELIO, Inc. and is owned by the Partners’ respective ownership interests in HELIO, Inc. The financial statement presentation of the operating results, balance sheets and cash flows of HELIO, Inc. and HELIO LLC (collectively, the “Company”) are presented on a combined basis as of and for the period from inception to December 31, 2005 and the years ended December 31, 2006 and 2007. The Partners owned approximately 100%, 95.5% and 96.3% of the Company at December 31, 2005, 2006 and 2007, respectively.

As of December 31, 2007, HELIO, Inc. had 5,561,272 shares of Class A Common Stock issued and outstanding and 2 shares of Class B Common Stock issued and outstanding. As of December 31, 2007, HELIO LLC had 124,401,683 Convertible Preferred Membership Units issued and outstanding, of which 83,492,592 units were held by SKT and 40,909,091 were held by Earthlink. In addition, HELIO, Inc. held 5,561,272 Common Membership Units (collectively, the “Membership Units”). Each of the Membership Units may be exchanged, at the option of the holder, at any time and from time-to-time, for validly issued, fully paid and non-assessable shares of HELIO, Inc.’s Class A Common Stock. The number of shares of Class A Common Stock obtained from such an exchange of Membership Units is determined by multiplying the number of Membership Units to be exchanged by the Unit Exchange Rate then in effect (as more fully described in Note 10). Also see Note 10 for a description of the Company’s capitalization and voting rights.

The Company is a non-facilities-based mobile virtual network operator (“MVNO”) offering mobile communications services and handsets to U.S. consumers. As a MVNO, the Company does not own licensed frequency spectrum; rather, it leases and resells its wireless services through outside wireless carriers’ networks. During the period from inception to December 31, 2005, the Company’s primary operations revolved around the sale and servicing of its EarthLink® Wireless member and handset brand operations that were contributed by EarthLink in conjunction with the formation of the Company (Note 2). In April 2006, the Company commenced operations and launched its core services and device sales under its HELIO™ brand.

Since its inception and through December 31, 2007, the Company received funding from its Partners and affiliates in the aggregate amount of $600.0 million, which was comprised of cash and assets with an aggregate value of $470.0 million and convertible promissory notes totaling $130.0 million (of which $70.0 million in principal amount and $0.5 million in accrued interest was converted into preferred membership units in November 2007). From March 2005 through August 2007, and under the terms of the Partners January 2005 original formation agreements, the Partners contributed cash and assets with an aggregate value of $440.0 million (SKT contributed cash of $220.0 million and EarthLink contributed cash of $180.0 million and assets valued at $40.0 million), of which $39.0 million was contributed in the year ended December 31, 2007. In addition, the Company has received approximately $8.2 million of funding from outside investors.

In September 2007 and as more fully described in Note 9, the Company issued 10% convertible promissory notes to SKT and EarthLink in the aggregate principal amounts of $30.0 million each (total cash proceeds of $60.0 million). In October and November 2007, the Company issued 10% convertible promissory notes to SKT in the aggregate principal amounts of $30.0 million and $40.0 million, respectively (total cash proceeds of $70.0 million). In November 2007, the Partners amended their January 2005 formation agreements, whereby SKT agreed to contribute up to an additional $270.0 million in funding through December 2009 (the “Amended Joint Venture Agreement”). In November 2007, SKT exchanged convertible promissory notes in the principle amount of $70.0 million plus accrued interest of $0.5 million into 23,492,592 preferred membership units at an exchange rate of $3.00 per unit (the “November 2007 Exchange”).

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Description of Business and Basis of Presentation (continued)

In December 2007 and in accordance with the terms of the Amended Joint Venture Agreement, SKT provided written notice to the Company and EarthLink, whereby SKT committed to contribute $80.0 million of its remaining $270.0 million commitment by June 2008 (the “Trigger Event”). As a result of the Trigger Event, EarthLink forfeited 9,090,909 of its then outstanding preferred membership units (which were immediately cancelled by the Company). Through December 2007, aggregate cash contributions under the Amended Joint Venture Agreement totaled $100.0 million, which included the November 2007 Exchange and additional cash contributions of $30.0 million in December 2007. As of December 31, 2007, SKT and EarthLink owned approximately 65% and 31% of the Company, respectively.

Through December 31, 2007, the Company’s primary source of liquidity was funding received from its Partners and outside investors. The Company will need additional capital to meet its operating requirements. Since the Company’s inception, cumulative cash flow used from combined operating and investing activities, excluding marketable securities activities, was approximately $523.0 million and cumulative cash funding received from its Partners and outside investors was $568.2 million. At December 31, 2007, unrestricted cash and cash equivalents available to the Company was approximately $45.1 million and working capital was approximately $3.5 million. To date, the Company has been operating at an operating loss. Over the next twelve months, management anticipates that it will continue to incur substantial losses from its operating and investing activities, and the Company may or may not have sufficient working capital and or outside financings available to meet its planned operating activities over the same period. To address future planned working capital deficiencies in fiscal 2008, management plans on securing sufficient cash financing from its Partners, and/or potential outside investors; however, management cannot be certain as to the likelihood of generating sufficient cash flows to meet planned working capital requirements during this period. These combined factors raise doubt as to the ability of the Company to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The combined financial statements include the accounts of HELIO, Inc. and HELIO LLC, both of which are jointly controlled by the Partners and are under common management. The Partners have the unilateral ability to implement major operating and financial policies for HELIO, Inc. and HELIO LLC. All significant intercompany transactions are eliminated in the combination process. The combined financial statements include certain expenses from SKT and EarthLink pursuant to various related party agreements. As more fully discussed in Note 17, these expenses are considered to be a reasonable reflection of the value of services provided for and/or the benefits received by the Company.

2. Summary of Significant Accounting Policies

Use of Estimates in Preparation of Financial Statements

The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reflected in the combined financial statements and accompanying notes. The Company bases its estimates on experience, where applicable, and other assumptions that management believes are reasonable under the circumstances. Actual results could differ from those estimates. Estimates are generally used when accounting for certain accrued expenses and deferred revenues, allowance for doubtful accounts, useful lives of property and equipment, inventory return reserves, amortization periods of intangible assets, legal and tax contingencies, fair value of intangible assets, goodwill and investments, stock compensation expense, asset impairment charges and the recording of fair value of assets upon formation of the joint venture.

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (continued)

Segments

The Company manages the business as one reportable business segment, wireless communications and data services, which is also a single operating segment. The Company operates primarily in the United States of America.

Related Party Transactions

From time to time, the Company enters into agreements with its Partners and or related affiliates. Management believes these types of related party transactions are consummated on terms equivalent to those that prevail in arm's-length transactions. The Company complies with the disclosure provisions of Statement of Financial Accounting Standards No. 57, Related Party Disclosures. See Note 17 for further detail on the Company’s related party transactions.

Revenue Recognition and Deferred Revenue

The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB 104”), and the Emerging Issues Task Force No. 00-21, Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). The Company classifies its revenues into two types of revenue streams: (i) service revenues and (ii) equipment sales and other revenue. The Company also considers the criteria for revenue recognition and rights of return as prescribed under Statement of Financial Accounting No. 48, Revenue Recognition When Right of Return Exists (“SFAS 48”).

Service Revenue

Service revenue generally includes airtime minutes, content (including but not limited to music, video and games downloads), data usage, messaging and other services, net of related member account credits. The Company earns service revenue by providing its members airtime minutes, data, messaging and content downloads on its HELIO™ devices over dedicated wireless networks. All services provided are billed throughout any given month according to the bill cycle in which a particular member is placed. Monthly airtime services are billed at the beginning of each bill cycle and in advance of services based upon minute rate plans selected by members. Monthly airtime minutes that exceed minute rate plans selected by the member and content downloads are billed in the billing cycle following usage. For members not on unlimited data and messaging service plans, such service items are billed in the billing cycle following usage.

Service revenue also includes separate charges for members who roam outside of their selected coverage area, “411” dialing charges, international calling minutes and, when applicable, activation fees.

Service revenue is recognized in the period of use. As a result of bill cycle cut-off times, the Company is required to make estimates for airtime service revenue earned but not yet billed as of the end of any given month, and for monthly service revenue billed in advance. Estimates for airtime usage are based upon historical minutes, messages, and or megabytes of usage. The Company generally defers any revenue based upon the portion of unused plan minutes that are billed in advance of services provided. Content revenue is recognized when consumed (downloaded).

Equipment and Other Revenue

Equipment revenue generally includes device and accessory sales, net of any related device price subsidies offered to members at the point of sale, and inventory return reserves. Devices and accessories are sold to members through (i) direct sales channels, including but not limited to direct sales to end-members over the Company’s website, telesales and through the Company’s owned retail locations, and (ii) indirect sales channels, including but not limited to third-party agents and national retail chains for resale to end-members. For direct channels, device and accessory revenue is recognized when an end-member

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (continued)

Equipment and Other Revenue (continued)

purchases a device, net of any upfront subsidy. In most cases, direct channel device sales occur at the same time a member activates the Company’s wireless services. For indirect channels, device and accessory revenues are recognized upon shipment, net of any upfront price subsidy, taking into account individual member rights of returns, historical collections, and member sell-through history as prescribed under SAB 104 and SFAS 48. In the event a third-party agent or national retail chain has the ability to return devices and or has limited history with the Company, a portion of the related device revenue generally is deferred until an end-member activates service. In mid-2007, the Company was able to demonstrate sufficient historical sell-through of devices to end members, device returns, and collections in its third-party agent and national retail channels. As a result, the Company reclassified approximately $6.7 million of previously deferred device revenue into equipment revenue during the year ended December 31, 2007.

The Company offers a 30-day happiness guarantee to its members, whereby if a member is unsatisfied with their device or service, they can return their device for a full refund within 30 calendar days after purchase. The Company estimates the amount of device returns in any given period and records a reserve for device sales as an offset to equipment revenue.

Other revenue generally includes revenue that is considered non-recurring in nature, including but not limited to revenue from member device protection plans, early termination fees, late payment fees, and when applicable, activation fees. Early termination fees, which are generated when a member breaks a service contract prior to its completion, are recognized on a cash basis as collection is not certain.

Activation Fees

The Company determined that the sale of its wireless services along with its devices constitutes a revenue arrangement with multiple deliverables under EITF 00-21. The Company accounts for these arrangements as separate units of accounting, whereby the device and related services can be unbundled from one another and treated as separate units of accounting. Activation fees, which are one-time non-refundable charges to members to activate service, however, do not meet the criteria as set-forth under EITF 00-21 to be treated as a separate unit of accounting and are therefore recognized into revenue under the relative fair value accounting principle, whereby activation fees may be (i) recognized upfront with the device sale (the delivered item) to the extent the aggregate device and activation fee proceeds do not exceed the fair value of the device or (ii) deferred upon activation and recognized evenly over the service term (the undelivered item) to the extent the aggregate device and activation fee proceeds exceed the fair value of the device. For the periods ended December 31, 2005, 2006 and 2007, activation fees of $0.1 million, $2.1 million and $5.0 million, respectively, were recognized and included in equipment and other revenue in the Company’s combined statements of operations.

Cost of Services and Cost of Equipment Sales

Cost of services generally includes the Company’s costs of its members’ airtime, data and content usage. Airtime and data costs are recorded in the period of use. As a result of bill cycle cut-off times, the Company is required to make estimates for airtime and data usage consumed but not yet billed as of the end of any given month. Estimates for airtime usage are based upon historical minutes, messages, and or megabytes of usage. The amounts of these cost of services are based on contractual rates set forth in the Company’s carrier agreements. Content costs are largely comprised of costs to outside content providers for usage of specific content on wireless devices and are recognized when incurred.

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (continued)

Cost of Services and Cost of Equipment Sales (continued)

Cost of equipment sales generally includes the cost of the Company’s devices and accessories, excluding device price subsidies (see Equipment and Other Revenue), which are generally recorded upon device and or accessory shipment to an end member, third party agent or national retailer. Other costs included in cost of equipment sales generally include the cost of shipping accessories and devices to outside agents and national retailers and device insurance.

Operations and Member Service Costs

Operations and member service costs are generally comprised of product development expenses, including but not limited to outside research and development on software and products pertaining to the Company’s devices and services, information technology costs, supply chain management and member support. Product development costs are charged to expense as incurred.

Sales and Marketing Costs

Sales and marketing costs are generally comprised of costs of external sales commissions, co-op advertising, general marketing and media advertising expenses, lease expenses associated with Company owned retail locations, amortization of certain intangible assets and website development expenses (accounted for under the provisions of Emerging Issues Task Force No. 00-2, Website Development Costs).

Advertising costs are expensed as incurred and amounted to approximately $1.2 million, $21.6 million and $47.5 million during the periods ended December 31, 2005, 2006 and 2007, respectively. Significant production costs incurred in advance of advertising airing are capitalized as a prepaid asset until the first airing of the underlying advertising occurs. Prepaid advertising costs of $11.2 million and $2.3 million are included in prepaid expenses in the Company’s combined balance sheets at December 31, 2006 and 2007, respectively.

General and Administrative Costs

General and administrative costs are generally comprised of facilities, professional legal and outside accounting fees, costs of personnel recruitment and bad debt expense.

Income Tax

The vast majority of the Company’s operating results and losses since its inception through December 31, 2007 are included in the operating results of HELIO LLC, the operating company. HELIO LLC is not a taxable entity for federal or state income tax purposes. Rather, these taxes are included in each Partner’s federal and state income tax returns. To the extent that certain states impose income taxes upon non-corporate legal entities, the Company generally records a provision (benefit) for these state income taxes and recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory rates. Pursuant to the provisions of SFAS No. 109, Accounting For Income Taxes, the Company generally provides valuation allowances for deferred tax assets for which it does not consider realization of such assets to be more likely than not. See Note 13 for further information.

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (continued)

Member Sales and Use Taxes

The Company is responsible for billing, collecting and paying various sales and service usage taxes on behalf of its members. The Company accounts for these pass-through tax arrangements in accordance with Emerging Issues Task Force No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (Gross versus Net Presentation), whereby the Company records a liability for amounts collected and reports such taxes on a net basis in its combined statement of operations for such amounts.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and marketable securities with original maturities of three months or less. Excluded from cash and cash equivalents are restricted cash of $13.5 million and $12.6 million at December 31, 2006 and 2007, respectively. (See Note 6)

Investments in Marketable Securities

Investments in marketable securities are accounted for in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company has classified all short term investments in marketable securities as available-for-sale. Available-for-sale securities are carried at fair value, with any unrealized gains and losses, net of tax, recorded as other comprehensive income. Realized gains and losses are included in interest income in the combined statements of operations.

Accounts Receivable, Credit Fees and Deposits and Allowance for Doubtful Accounts

Accounts receivable consists principally of trade accounts receivable from members and are generally unsecured and due within 30 days from the invoice date. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its members to make timely payments. In assessing the adequacy of the allowance for doubtful accounts, management considers multiple factors including the aging of its receivables, historical write-offs and the general economic environment. If the financial condition of the Company’s members were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Credit losses relating to these receivables have been within management’s expectations. Expected credit losses are recorded as an allowance for doubtful accounts in the combined balance sheets. Estimates of expected credit losses are based primarily on write-off experience, net of recoveries, and on the aging of the accounts receivable balances. The collection policies and procedures of the Company vary by credit class and payment history of members. The Company’s allowance for doubtful accounts was $5.5 million and $10.9 million at December 31, 2006 and 2007, respectively. For the periods ended December 31, 2005, 2006 and 2007, bad debt expense of $0.5 million, $5.3 million and $24.2 million, respectively, was included in general and administrative expenses in the Company’s Combined Statements of Operations.

During the year ended December 31, 2006, the Company required certain credit challenged members to remit either a fully refundable or a non-refundable deposit at the point of service activation. Beginning in November 2007, the Company required only refundable deposits for all credit challenged members. Such deposits and fees are initially deferred and recorded as a liability upon collection. In the event members subject to deposits or credit fees were to become delinquent and or no longer continue to make payments on amounts when due, the Company offsets these accounts with the related member’s deposit or credit fee, as applicable. Non-refundable credit fees are recognized as a reduction of bad debt expense upon a member remaining in good credit standing through their contractual service period, generally 24 months after a member’s original in-service date. Fully refundable deposits are refunded back to a member upon the member demonstrating good credit standing with the Company after a certain period of time.

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (continued)

Inventories

Inventories consist principally of wireless devices and accessories and are valued at the lower of cost or market value using the first-in, first-out (“FIFO”) accounting method. Market value is determined using current replacement cost, however determining market value of inventories involves numerous judgments, including projections of inventory returns and current and forecasted sales volumes and demand. As a result of these analyses and on no less than a quarterly basis, the Company periodically records charges to cost of sales and corresponding inventory obsolescence reserves to state its inventory at fair market value.

Property and Equipment

Property and equipment are stated at historical cost, less accumulated depreciation. Costs of additions and substantial improvements are capitalized. Expenditures for maintenance and repairs are charged to operating expenses as incurred. Depreciation expense is determined using the straight-line method over the estimated useful lives of the various asset classes, which are generally three years for hardware and software. Leasehold improvements and other are generally depreciated using the straight-line method over the shorter of their estimated useful lives or the remaining term of the underlying lease.

Software Development Costs

The Company capitalizes certain costs incurred in connection with developing or obtaining internal use software in accordance with American Institute of Certified Public Accountants Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use and Emerging Issues Task Force No. 00-2, Website Development Costs. Capitalized costs include direct development costs associated with internal use software and website development costs, including internal direct labor costs and external costs of materials and services. These capitalized costs are included in property and equipment in the combined balance sheets and are generally amortized on a straight-line basis over a period of three years. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred.

Costs incurred in connection with developing or obtaining internal use software to be used, consumed and or marketed in conjunction with the Company’s devices or services are accounted for pursuant to Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed (“SFAS 86”). Under SFAS 86, these software costs are charged to expense up until the point of technological feasibility. As the vast majority, if not all of these software costs are incurred up to the point of technological feasibility, the Company charges these types of software costs to expense as incurred.

Goodwill and Purchased Intangible Assets

In conjunction with the formation of the Company, EarthLink contributed its then-existing wireless assets valued by the Partners at $40.0 million (the “EarthLink Wireless Assets”). In fiscal 2005 an independent third party performed a valuation analysis of the fair value of the contributed EarthLink Wireless Assets and determined that of the total $40.0 million value, $36.6 million was attributable to intangible assets and the remaining $3.4 million was classified as goodwill. The intangible assets primarily consisted of the implied value of contributed carrier and customer relationships, subscribers, which includes an agreement between EarthLink and the Company to prospectively market the Company’s services (the “Marketing Services”), and billing systems transferred over to the Company upon formation. With the exception of the Marketing Services, the Company amortizes its intangibles on a straight-line basis over the shorter of their contractual terms or intended useful lives, generally between three to five years, beginning in March 2005. In September 2007, Earthlink announced that it was restructuring and would no longer be providing funding to the Company, and as a result the Company recorded an impairment charge of $3.1 million pertaining to the net remaining intangible Marketing Services

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (continued)

Goodwill and Purchased Intangible Assets (continued)

obligations from EarthLink (Note 7). In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill and other indefinite-lived intangible assets are not amortized.

The Company tests goodwill and indefinite-lived intangible assets for impairment in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). Under SFAS 142, goodwill and intangible assets are tested for impairment on an annual basis, or sooner if events or changes in circumstances indicate that an asset may be impaired, including but not limited to significant changes in a business climate, legal factors, operating performance indicators, and or competition.

In accordance with Emerging Issues Task Force No. 02-7, Unit of Accounting for Testing Impairment of Indefinite Lived Intangible Assets, the Company tests its goodwill on an aggregate basis, consistent with the Company’s management of its business. The Company uses a fair value approach, incorporating discounted cash flows, to complete the test. During the periods ended December 31, 2005, 2006 and 2007, the Company’s tests indicated its goodwill and other indefinite life intangible assets were not impaired.

From inception to December 31, 2005 and for the years ended December 31, 2006 and 2007, the Company recognized amortization expense of approximately $5.8 million, $9.9 million and $8.9 million (excluding the $3.1 million impairment charge discussed above), respectively, related to its finite-lived intangible assets.

Valuation of Long-lived Assets

Long-lived assets, including property and equipment and intangible assets with finite lives are reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”) whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industry changes. In analyzing potential impairments, the Company uses projections of future cash flows. These projections are based upon the Company’s views of forecasted growth rates, anticipated future economic conditions, appropriate discount rates relative to risk and estimates of residual values. If the total of the expected future undiscounted cash flows from the assets is less than its carrying amount, a loss is recognized for the difference between the fair value and its carrying amount. The asset group represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and or liabilities.

Leases

The Company accounts for lease agreements in accordance with Statement of Financial Accounting Standards No. 13, Accounting for Leases, which requires categorization of leases at their inception as either operating or capital leases depending on certain criteria. The Company recognizes rent expense for operating leases on a straight-line basis over the lease term. The Company records leasehold improvements funded by landlords under operating leases as leasehold improvements.

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (continued)

Stock Based Compensation

In December 2004, the Financial Accounting Standard Board issued SFAS No. 123(R), Share Based Payment (“SFAS 123(R)”), which replaced SFAS No. 123, Stock Based Compensation (“SFAS 123”) and superseded Accounting Principles Board (“APB”) Opinion No. 25, Employee Based Stock Compensation. Prior to the adoption of SFAS 123(R), the Company accounted for its employee stock-based awards using the intrinsic value method in accordance with APB 25, as allowed under SFAS 123. Under the intrinsic method, no employee stock-based compensation was recognized in the Company’s statements of operations prior to January 1, 2006. Under the modified prospective transition method as prescribed under SFAS 123(R) and adopted by the Company effective January 1, 2006, the combined financial statements prior to 2006 were not restated to reflect, and do not include, the impact of adopting SFAS 123(R).

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of EITF No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (“EITF 96-18”). The equity instruments, consisting of warrants to purchase the Company’s common stock, are valued using the Black- Scholes valuation model, and, as applicable, the measurement of expense is subject to periodic mark-to-market adjustments in each reporting period.

Recently Issued Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, the Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 gives the Company the irrevocable option to carry most financial assets and liabilities at fair value, which changes in fair value recognized in earnings. SFAS 159 is effective for the Company’s 2008 fiscal year. The Company is currently assessing the potential effect of SFAS 159 on its financial statements, and does not believe that the adoption of SFAS 159 will have a material impact on the Company’s financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS 157 is effective for the Company’s 2008 fiscal year, although early adoption is permitted. The Company does not believe that the adoption of SFAS 157 will have a material impact on the Company’s financial position, results of operations or cash flows.

In July 2006, the FASB issued FIN No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. The minimum threshold is defined in FIN 48 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. FIN 48 must be applied to all existing tax positions upon initial adoption. The cumulative effect of applying FIN 48 at adoption, if any, is to be reported as an adjustment to opening retained earnings for the year of adoption. FIN 48 is effective for the Company’s 2007 fiscal year. The adoption of FIN 48 did not have a material impact on the Company’s financial position, results of operations or cash flows. (See Note 13.)

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies (continued)

Reclassifications

Certain reclassifications have been made to prior year amounts to conform to current year presentation.

3. Cash, Cash Equivalents and Marketable Securities

Cash, cash equivalents and marketable securities consist of the following (in thousands):

	December 31, 2006	December 31, 2007
Cash, money market and certificates of deposit	$111,066	$45,148

Total cash and cash equivalents	111,066	45,148
Marketable securities:
Auction rate securities and other	27,917	—

Total marketable securities	27,917	—

Total cash, cash equivalents, and marketable securities	$138,983	$45,148

The Company has not experienced any realized gains or losses on its investments in the periods presented. The table above summarizes the estimated fair value of the Company’s marketable securities (in thousands).

4. Property and Equipment

Property and equipment is recorded at cost and consisted of the following (in thousands):

	December 31, 2006	December 31, 2007
Software	$46,513	$52,943
Hardware	9,925	12,078
Leasehold improvements and other	6,627	10,749

	63,065	75,770
Less: accumulated depreciation	(12,609)	(35,214)

Total property and equipment	$50,456	$40,556

Estimated useful lives for property and equipment range from three to five years. Depreciation expense, which is included in operations and member service, sales and marketing and general and administrative expenses in the Company’s statement of operations, depending on the nature and use of the asset, was $0.9 million, $11.7 million and $22.7 million for the periods ended December 31, 2005, 2006 and 2007, respectively.

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

5. Inventory

The Company’s inventory is comprised of the following (in thousands):

	December 31, 2006	December 31, 2007
Devices (net of $2.7 million and $3.1 million reserves, respectively)	$11,123	$22,521
Accessories (net of $0.5 million and $0.6 million reserves, respectively)	602	1,208

Total inventory	$11,725	$23,729

6. Restricted Cash

The Company is required to maintain certain cash deposits in certificate of deposit accounts in connection with various lease and operating arrangements, which the Company classifies as restricted cash. As of December 31, 2006 and 2007, the Company had aggregate restricted cash balances of approximately $13.5 million and $12.6 million, respectively. Classification between current and long-term restricted cash on the Company’s combined balance sheet is based upon the underlying terms and restrictions of each lease and operating agreement.

7. Goodwill, Contributed and Purchased Intangibles

Contributed and Purchased Intangible Assets and Goodwill

The following table presents the components of the Company’s identifiable intangible assets and goodwill included in the accompanying Combined Balance Sheets (in thousands):

	December 31, 2006	December 31, 2007
Carrier and customer relationships	$25,316	$25,316
Subscribers	8,665	8,665
Other	2,740	2,740

Identified Intangible Assets	36,721	36,721
Less: Impairment	—	(3,131)
Less: Accumulated amortization	(15,690)	(24,620)

Subtotal	21,031	8,970
Goodwill	3,449	3,449

Total intangible assets and goodwill	$24,480	$12,419

In September 2007, Earthlink announced that it was restructuring and would no longer be providing funding to the Company. At such time and based upon discussions with EarthLink’s management, the probability of Earthlink honoring its remaining commitments related to certain future Subscribers was considered low. Accordingly, this circumstance raised substantial doubt as to the recoverability of EarthLink’s remaining subscriber commitment and as a result, the Company recorded a related impairment charge of $3.1 million to write-down such remaining subscriber commitment in September 2007. For the periods ended December 31, 2005, 2006 and 2007, amortization expense associated with the Company’s contributed and purchased intangible assets was $5.8 million, $9.9 million and $8.9 million (excluding the September 2007 impairment charge of $3.1 million), respectively.

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

7. Goodwill, Contributed and Purchased Intangibles (continued)

Estimated future amortization related to the Company’s identified finite-lived intangible assets at December 31, 2007 is as follows (in thousands):

2008	6,016
2009	2,784

Total	$8,800

8. Accrued Expenses

Accrued expenses of $44.9 million and $54.4 million at December 31, 2006 and 2007, respectively, were largely comprised of accrued operating and fixed asset purchases, inventory obligations, member sales and use taxes, advertising and marketing expenses, payroll and other payroll-related liabilities and agent commissions.

9. Convertible Promissory Notes

In July 2007, the Company entered into a Note Purchase and Security Agreement (the “Note Agreement”) with its Partners, whereby the Partners committed to issue the Company up to $200.0 million in the form of secured exchangeable promissory notes for the purpose of funding the Company’s working capital requirements and product development expenses. In conjunction with the Note Agreement and during the period July to November 2007, the Company issued 10% secured exchangeable promissory notes in the aggregate principal amounts of $130.0 million in favor of EarthLink and SKT (collectively, the “Convertible Promissory Notes”). The Convertible Promissory Notes bear a simple interest rate of 10% per annum, and mature in July 2010 (the “Maturity Date”). Under the provisions of the Note Agreement and the Convertible Promissory Notes agreement, any holder of Convertible Promissory Notes may exchange any such note (or any portion thereof) at any time, through and up to the Maturity Date, into Preferred Membership Units (at a per unit exchange rate as defined by the agreements). In connection with any such exchange, such holder shall also have the right to receive a payment, at the time of exchange, of any accrued and unpaid interest with respect to the outstanding principal amount of the Convertible Note Payable (or portion thereof) so exchanged, which payment shall be made, at the election of the Company in cash, membership units, or a combination thereof.

During the year ended December 31, 2007, SKT exchanged Convertible Promissory Notes in the aggregate principal amount of $70.0 million and $0.5 million of accrued interest into 23,492,592 Preferred Membership Units at an exchange value of $3.00 per unit.

As of December 31, 2007, aggregate Convertible Promissory Notes payable were $62.6 million, of which $30.0 million principal and $1.3 million accrued interest is due to EarthLink and $30.0 million principal and $1.3 million accrued interest is due to SKT. During the period ended December 31, 2007, the Company recorded $3.1 million of interest expense associated with the Convertible Promissory Notes.

10. Capitalization

Formation of HELIO, Inc.

HELIO, Inc. was formed in January 2005 and was later capitalized in March 2005 through the issuance of one (1) share of Class B Common Stock to each of the Partners. As of December 31, 2007, the Company has the authority to issue 250,000,004 shares of capital stock, consisting of (i) 230,000,002 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”) and 2 (two) shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”, and together with Class A Common Stock, “Common Stock”) and (ii) 20,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), issuable in one or more series as defined in the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

10. Capitalization (continued)

Formation of HELIO, Inc. (continued)

In January and July 2006, the Company issued 1,000,000 and 3,680,400 shares of Class A Common Stock, respectively, for an aggregate purchase price of approximately $1.7 million and $6.3 million, respectively (collectively, the “2006 Company Investments”).

In October 2006, the Company issued 650,000 shares of Class A Common Stock to SKT in exchange for professional services performed and completed from October 2005 through December 2006 (see Note 17). The 650,000 share issuance was valued at $1.1 million and included in operating expenses in the Company’s statement of operations for the year ended December 31, 2006.

In June 2007, the Company issued 144,375 shares of Class A Common Stock to SKT in exchange for professional services performed during 2007 (see Note 17). The share issuance was valued at $0.3 million and included in operating expenses in the Company’s statement of operations for the year ended December 31, 2007.

As of December 31, 2005, 2006 and 2007 there was no Preferred Stock issued or outstanding.

Rights of Common Stock Holders

Except as provided in the Certificate of Incorporation, the holders of Common Stock vote together as one class on all matters submitted to a vote of the stockholders of the Company. Except as provided in the Certificate of Incorporation or as required by Delaware law, all shares of Common Stock are identical in all respects and shall entitle the holders thereof to the same rights and privileges, and shall be subject to the same qualifications, limitations and restrictions thereof. Each holder of Class A Common Stock and Class B Common Stock is entitled to one vote for each share of stock held on all matters submitted to the holders thereof, except for matters reserved exclusively to holders of another class of capital stock. With respect to matters reserved exclusively to holders of Class A Common Stock, holders of Class B Common Stock, who also hold shares of Class A Common Stock, shall be entitled to vote their shares of Class A Common Stock, but shall not be entitled to any increased voting multiple as may apply in other cases as more fully described below.

Each holder of Class B Common Stock shall be entitled to an aggregate number of votes for all shares of Class B Common Stock held by such holder on all matters submitted to a vote of the stockholders, except as provided above, equal to the difference between (i) ten multiplied by the aggregate number of:

•

The shares of Class A Common Stock obtained if all shares of Class B Common Stock, HELIO LLC Membership Units (as described below) and shares of Preferred Stock of the holder were then converted (as described below); and

•	The shares of Class A Common Stock held by such holders of Class B Common Stock;

and (ii) the shares of Class A Common Stock held by such holders of Class B Common Stock.

Pursuant to the Restated Certificate of Incorporation, the initial number of directors serving on the HELIO, Inc. board of directors shall consist of the number of Class B Directors as the majority of Class B Directors may determine from time to time; provided that for so long as (i) SKT owns any shares of Class B Common Stock, it may elect Class B Directors as it chooses, (ii) any other holder of Class B Common Stock that owns at least twenty percent (20%) of the then total outstanding shares (assuming conversion of all Class B Common Stock, Preferred Stock and Membership Units into Class A Common Stock, “Total Outstanding Shares”), two Class B Directors will be elected by such holder, and (iii) any other holder of Class B Common Stock that owns at least ten percent (10%), but less than twenty percent (20%) of the-then Total Outstanding Shares, one Class B Director will be elected by such holder. If there is no Class B

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

10. Capitalization (continued)

Rights of Common Stock Holders (continued)

Common Stock outstanding, there will be no Class B Directors and all directors shall be elected by, and the number of directors shall be determined by the holders of Class A Common Stock and Preferred Stock, if any, voting together as a single class. For so long as there are any shares of Class B Common Stock outstanding, upon a Public Offering, the holders of Class A Common Stock will be entitled to elect up to three (3) independent Class A Directors as provided hereinafter. If the percentage of Class A Common Stock held by holders, in the aggregate, other than a holder of Class B Common Stock (or its Affiliates) is (a) greater than or equal to ten percent (10%) of the Total Outstanding Shares, but less than or equal to twenty percent (20%) of the Total Outstanding Shares, then the size of the Board shall be increased to include one (1) Class A Director; (b) greater than twenty percent (20%) of the Total Outstanding Shares, but less than or equal to thirty-three percent (33%) of the Total Outstanding Shares, then the size of the Board shall be increased to include two (2) Class A Directors; and (c) greater than thirty-three percent (33%) of the Total Outstanding Shares, then the size of the Board shall be increased to include three (3) Class A Directors.

Each holder of Class A Common Stock other than SKT, has entered into an irrevocable proxy with each of the Partners, entitling each of the Partners to vote such holders’ shares in any vote involving the holders of Class A Common Stock. In addition, with respect to the issuance of 650,000 shares of HELIO, Inc. Class A Common Stock to SKT, SKT entered into an irrevocable proxy with EarthLink to vote their respective share of the SKT’s 650,000 shares of Class A Common Stock so issued in any vote involving the holders of Class A Common Stock. In November 2007 and in conjunction with the Certificate of Incorporation, EarthLink entered into a voting agreement with SKT that allows SKT to vote that number of Earthlink proxy shares in proportion to each of the Partners respective holdings in the Company. The irrevocable proxies terminate upon mutual agreement, the Company’s initial public offering or a change of control of the Company.

Formation and Capitalization of HELIO LLC

HELIO LLC (the “Operating Company”) was formed in January 2005 and was later capitalized in March 2005 through the issuance of (i) 100,000,000 Membership Units to the Partners (50,000,000 to each Partner) in exchange for a commitment to contribute capital equally, in the aggregate amount of $440.0 million ($220.0 million by each partner) (the “Initial Partners’ Investment”) and (ii) 2 Membership Units to HELIO, Inc., as described below. The purpose of the Operating Company is to operate the Company’s business, to make additional investments and engage in such activities as the Company may approve and engage in any and all activities and exercise any power permitted to limited liability companies under the laws of the State of Delaware. The Company is the sole managing partner of the Operating Company. The Operating Company was established as a partnership for federal and state income tax treatment.

In November 2007, the Partners entered into the Second Amended and Restated Limited Liability Company Agreement, whereby SKT agreed to convert certain secured promissory notes (see Note 9) in the aggregate of $70.0 million plus $0.5 million of accrued interest in exchange for 23,492,592 Preferred Membership Units at price of $3.00 per unit (the “SKT Required Contribution”); and, SKT may also contribute up to an additional $200.0 million prior to December 31, 2009 (the “SKT Contribution Right”). The SKT Contribution Right is subject to certain terms, including but not limited to (i) the cancellation of certain Preferred Membership Units held by EarthLink, whereby the payment of the SKT Required Contribution and a written commitment made by SKT to the Operating Company and EarthLink on or before December 31, 2007 to contribute an additional $80.0 million (of the $200.0 million SKT Contribution Right) by June 30, 2008 will result in the cancellation of 9,090,909 Preferred Membership Units outstanding and issued to EarthLink (the “Trigger Event”), and (ii) the Operating Company may not issue Preferred Membership Units at a price per share less than $3.00 per unit, unless SKT and EarthLink agree in writing, or an independent valuation of the Operating Company determines the fair value of the Preferred Membership Units is less than $3.00 per unit (as defined), or an unaffiliated third party, together with SKT, invests 50%

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

10. Capitalization (continued)

Formation and Capitalization of HELIO LLC (continued)

or more of the aggregate SKT contribution. In December 2007, SKT contributed an additional $30.0 million in cash in exchange for 10,000,000 Preferred Membership Units at $3.00 per unit, and provided written notice to the Company and EarthLink, effectuating the Trigger Event. As a result of the Trigger Event, EarthLink cancelled and forfeited 9,090,909 of its Preferred Membership Units (book value of $40.0 million).

As of December 31, 2007, the following Membership Units were issued and outstanding by the Operating Company (in thousands, except for Membership Units):

Member	Cash Contributions	Conversion of Secured Promissory Notes and Accrued Interest	Non-cash Contribution(including EarthLink Cancelled Shares as a result of the Trigger Event)	Membership Units Issued and Outstanding (including EarthLink Cancelled Shares as a result of the Trigger Event)	Membership Units
SKT	$250,000	$70,478	$—	83,492,592	Convertible Preferred Units
EarthLink	180,000	—	—	40,909,091	Convertible Preferred Units
HELIO, Inc.	8,152	—	1,374	5,561,274	Convertible Common Units

Total	$438,152	$70,478	$1,374	129,962,957

During the period ended December 31, 2006 and 2007, HELIO, Inc. reinvested approximately $9.1 million and $0.4 million, respectively, into the Operating Company for an additional 5,337,900 and 223,372, respectively, of Convertible Common Membership Units, of which approximately $1.4 million or 794,375 convertible common units issuance pertained to certain non-cash services by SKT exchanged for stock by Helio, Inc. (see Note 17).

Upon any equity investment made into the Company, such equity investment is immediately reinvested into the Operating Company. The 2006 Company investments were immediately reinvested into the Operating Company and as such, an additional 4,680,400 shares of Convertible Common Membership Units were issued by the Operating Company for an aggregate amount of $8.0 million. $0.1 million was invested in the Company during 2007, which was immediately reinvested into the Operating Company and as such, an additional 78,997 shares of Convertible Common Membership Units were issued. These investments, when combined, increased the Company’s effective ownership of the Operating Company to approximately 4.3% at December 31, 2007.

Through December 31, 2007, cumulative funding and promissory notes received by the Partners totaled $600.0 million, which was comprised of (i) $440.0 million from the Partner’s Initial Investment of (comprised of $400.0 million in cash and $40.0 million in contributed assets), (ii) $130.0 million in the form of secured promissory notes (including the conversion of $70.0 million in secured promissory notes and accrued interest of $0.5 million as a result of the SKT Required Contribution), and (iii) $30.0 million from the SKT Contribution Right.

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

10. Capitalization (continued)

Rights of Holders of Membership Units

All Membership Units are identical in all respects and entitle the holders thereof to the same rights and privileges, and shall be subject to the same qualifications, limitations and restrictions thereof, except as provided in the Operating Company’s Second Amended and Restated Limited Liability Company Agreement. Each Membership Units is entitled to one vote on all matters to be voted on by the holders of Membership Units (“Members”). Holders of Convertible Preferred Membership Units are entitled to certain preferential rights, including but not limited to, preferences with respect to tax allocations, distributions, and certain other preferences.

Exchange of Membership Units and Conversion of Class B Common Stock

A holder of Membership Units may, at the option of the holder, exchange, at any time and from time-to-time, any or all of its Membership Units for validly issued, fully paid and non-assessable shares of Class A Common Stock. The number of shares of Class A Common Stock obtained from such an exchange of Membership Units shall be determined by multiplying the number of Membership Units to be exchanged by the Unit Exchange Rate then in effect. The Unit Exchange Rate shall initially be set at one (1). In the event there is a stock split, dividend, combination or similar transactions related to Class A Common Stock in which there is not an identical dividend, distribution, combination or stock split or similar transaction related to the Membership Units, the Unit Exchange Rate in effect immediately after such an event shall equal the Unit Exchange Rate in effect immediately prior to such a transaction multiplied by (i) the number of shares of Class A Common Stock outstanding immediately after such an event, and divided by (ii) the number of shares of Class A Common Stock outstanding immediately prior to such an event. At December 31, 2007, the Unit Exchange Rate then in effect was one for one.

A holder of Class B Common stock is entitled to convert, at any time and from time-to-time, any or all of shares of Class B Common Stock into validly issued, fully paid and non-assessable shares of Class A Common Stock. The number of shares of Class A Common Stock obtained from the conversion of Class B Common Stock shall be determined by multiplying the number of Class B Common Stock to be exchanged by the Class B Conversion Rate then in effect. The Class B Conversion Rate shall initially be set at one for one. In the event there is a stock split, dividend, combination or similar transactions related to Class A Common Stock, the holders of Class B Conversion Rate in effect immediately after such an event shall equal the Class B Conversion Rate in effect immediately prior to such a transaction multiplied by (i) the number of shares of Class A Common Stock outstanding immediately after such an event, and divided by (ii) the number of shares of Class A Common Stock outstanding immediately prior to such an event. At December 31, 2007, the Class B Conversion Rate then in effect was one for one.

Certain events trigger an automatic conversion of Class B Common Stock into Class A Common Stock, such as if a holder of Class B Common Stock, together with its subsidiaries, ceases to own, directly or indirectly, at least ten percent (10%) of the total outstanding shares (as defined) and, after written notice from the other holder(s) of Class B Common Stock fails to acquire sufficient additional Class A Common Stock, Membership Units or Class B Common Stock, as the case may be, within thirty (30) days following receipt of such notice to restore such holder’s percentage ownership of the Total Outstanding Shares to at least ten percent (10%). Upon such an event, the following automatically occurs:

•	The Class B Common Stock of the party failing to achieve the minimum ownership percentage described above (the “Triggering Party”) shall convert into Class A Common Stock;

•	The term of the Class B Directors appointed by the Triggering Party shall end;

•	All rights of the Triggering Party associated with ownership of the Class B Common Stock shall terminate; and,

•

Certain strategic decisions shall be made by the remaining Class B Directors and any Class A Directors as provided under the Certificate of Incorporation and or any other agreements among the stockholders of Helio, Inc.

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

10. Capitalization (continued)

Exchange of Membership Units and Conversion of Class B Common Stock (continued)

In the event of any dissolution, liquidation or winding-up of the affairs of the Company, any assets remaining subsequent to payments or provision of any debts and other liabilities then outstanding and after making provision for the holders of each series of Preferred Stock, if any, and according to the terms of the Preferred Stock, shall be divided among and paid ratably to the holders of the shares of Common Stock or on an as-converted basis.

Upon completion of a public offering of shares of the Company’s Common Stock, the Company will receive a number of Membership Units determined by the Unit Exchange Rate then effect based upon the number of shares of Class A Common Stock sold in such a public offering.

11. Stock Compensation

HELIO, Inc. Equity Incentive Plan

In February 2006, the Company adopted the Amended and Restated Helio, Inc. Equity Incentive Plan, which is an amendment and restatement of the November 2005 Helio, Inc. Equity Incentive Plan (the “Plan”). The terms of the Plan provide for grants of non-qualified stock options (“NSOs”) and other stock-related awards and performance awards that may be settled in cash, stock or other property. Employees, officers, directors, outside consultants and service providers are eligible for awards under the Plan. NSOs shall have a term of no more than 10 years from the date of grant and an exercise price of no less than the estimated fair market value per share on the date of grant. Options granted to an individual who, at the time of grant of such option, owns stock representing more than 10% of the voting power of all classes of stock of the Company, shall have an exercise price equal to no less than 110% of the fair market per share on the date of grant. The vesting period for NSOs is generally four years from the date of grant, however, certain employees were issued stock options subject to the Company achieving future, specific member and Company financial performance milestones (the “Performance Options”). The Plan is administered by the Company’s board of directors. As of December 31, 2005, there was an aggregate of 10,205,000 shares of Class A Common Stock reserved for issuance under the Plan. In April 2006, the board of directors and stockholders of the Company approved a 4,000,000 share increase in the number of shares reserved for issuance under the Plan. As of December 31, 2007, an aggregate 14,205,000 shares of Class A Common Stock were reserved for issuance under the Plan.

Stock-Based Compensation Before Adoption of SFAS No. 123(R)

The Company's combined financial statements as of and for the twelve months ended December 31, 2006 and 2007 reflect the impact of FAS 123(R). Stock-based compensation expense recognized during the twelve months ended December 31, 2006 and 2007 includes:

•

Compensation expense for stock-based awards granted to employees subsequent to January 1, 2006 based on the grant date fair value estimated in accordance with the provisions of FAS No. 123(R) of approximately $0.4 million and $0.9 million, respectively; and,

•

Compensation expense for stock-based awards granted to employees prior to January 1, 2006 based on the grant date fair value estimated in accordance with the provisions of FAS No. 123(R) of approximately $1.0 million and $0.9 million, respectively.

No income tax benefit has been recognized relating to stock-based compensation expense and no tax benefits have been realized from exercised stock options for the periods ended December 31, 2007, 2006 or 2005. The implementation of FAS 123(R) did not have an impact on cash flows from financing activities during the twelve months ended December 31, 2007 or 2006.

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

11. Stock Compensation (continued)

The Company estimated the fair value of employee time-based stock options using the Black-Scholes valuation model. The fair value of these time-based employee stock options is being amortized on a straight-line basis over the requisite service period of the awards. The fair value of employee stock options was estimated using the following weighted-average assumptions:

	Period inception to December 31, 2005	Year ended December 31, 2006	Year ended December 31, 2007
Expected volatility	70%	70%	70%
Risk-free interest rate	4 to 5%	4 to 5%	3 to 5%
Dividend yield	0.0%	0.0%	0.0%
Expected term (in years)	5.0	6.25	6.25

In 2006 and 2007, the Company’s expected term of stock options was based upon the “shortcut method” as prescribed under SAB 107 (an expected term based on the mid-point between the vesting date and the end of the contractual term) as the Company did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior of its employees. The use of the shortcut method is permitted through December 31, 2007. The Company plans to convert to company-specific experience on January 1, 2008. The expected stock price volatility for the Company’s stock options was determined by independent valuation experts by examining and using an average of the historical volatilities of similar companies and industry peers as the Company did not have any trading history for the Company’s common stock. The Company will continue to analyze the historical stock price volatility and expected term assumptions as more historical data for the Company’s common stock becomes available. The risk-free interest rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options. The expected dividend assumption is based on the Company's history and expectation of dividend payouts. In addition, FAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience and future expectations. Prior to the adoption of FAS 123(R), the Company accounted for forfeitures as they occurred.

During the periods ended December 31, 2005, 2006 and 2007, the Company granted certain employee Performance Options of 2,725,000, 75,000 and 549,500, respectively. During 2005, 2006 and 2007, 0, 100,000 and 357,000, respectively of the Performance Options were forfeited. As prescribed under FAS 123(R), the Company accounts for its Performance Options based upon the probability of achieving the specific Performance Options milestones. For the periods ended December 31, 2007, 2006 and 2005, the certainty of achieving the Performance Options milestones, which was performed by an independent financial valuation expert, was deemed less than probable (probable being defined as the likelihood of achieving such Performance Options milestones under FAS 123(R)), and accordingly there was no related compensation expense recorded for these Performance Options during these periods. The Company will continue to evaluate the probability of achieving these Performance Options milestones and as a result, additional stock compensation expense pertaining to these Performance Options may be recorded in future periods.

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

11. Stock Compensation (continued)

The table below reflects the pro forma net loss (and net loss per share) for the period inception to December 31, 2005 (in thousands):

Inception (January 27, 2005) to December 31, 2005
Net loss, as reported	$(42,023)
Add: stock-based compensation included in net loss under the intrinsic method	43
Less: stock-based compensation expense determined under the fair value based method for all awards	(891)

Net loss, pro forma	$(42,871)

The weighted average deemed fair value of employee time-vested stock options outstanding was $1.15, $1.16 and $0.96 per share for the periods ended December 31, 2005, 2006, and 2007, respectively. The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model using the same weighted average assumptions in the above table accordance with the requirements of FAS 123(R) and SAB No. 107, Share-Based Payment.

Put Option

The Company provides each employee who was granted stock options (an “Optionee”) a put option (the “Put”), whereby the Optionee has the right to sell any vested options and vested shares of stock issued pursuant to the exercise of stock options (the “Vested Shares”) to the Company at any time after March 31, 2010 (the “Put Initiation Date”), provided the following conditions are met (collectively, the “Triggering Events”):

(i)	the Operating Company shall have or exceed 3.3 million active members; and,

(ii)	the Operating Company must have been profitable for at least two (2) consecutive quarters commencing with the quarter ending December 31, 2009; and

(iii)	the fair value of the Operating Company’s assets must exceed the amount of the Operating Company’s liabilities, as defined in the agreement.

If an Optionee so desired to exercise their Put up to the Put Initiation Date and all of the Triggering Events were met, the purchase price of the Vested Shares shall be based on a valuation of the Company as calculated by a third party appraisal firm designated by the Company’s board of directors.

As of December 31, 2005, 2006 and 2007, the likelihood of the Triggering Events occurring within the Put Initiation Date were not certain and accordingly, the Vested Shares under the Put are included in the equity section of the Company’s balance sheets for these periods. However, as facts and circumstances change and it is deemed that the likelihood of the Triggering Events occurring within a reasonable period is deemed probable, as defined under FAS 123(R), the Company would be required to reclassify such Vested Shares from equity to a liability at such time (on a grant-by-grant basis).

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

11. Stock Compensation (continued)

Stock Option Activity

The following table summarizes information about stock option activity from January 27, 2005 (date of inception) through December 31, 2007 (in thousands, except price per share and remaining contractual life):

	Options Outstanding and Exercisable				Options Vested
	Number of Options Outstanding	Range of Exercise Price Per Share	Weighted Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (in Years)	Number Vested	Weighted Average Exercise Price Per Share
January 27, 2005 (inception)	—	$—	$—
Granted	7,236	1.71	1.71
Exercised	—	—	—
Forfeited	(86)	1.71	1.71

Balance at December 31, 2005	7,150	$1.71	$1.71	9.88	—	$1.71

Granted	2,723	$1.71–$1.82	1.75
Exercised	(8)	$1.71	1.71
Forfeited	(1,623)	$1.71–$1.82	1.71

Balance at December 31, 2006	8,242	$1.71–$1.82	$1.72	9.04	1,391	$1.72

Granted	3,951	$1.82	1.82
Exercised	(78)	$1.71–$1.82	1.71
Forfeited	(2,057)	$1.71–$1.82	1.75

Balance at December 31, 2007	10,058	$1.71–$1.82	$1.75	8.07	2,345	$1.72

The following table summarizes the Company’s non-vested stock option activity from the period inception to December 31, 2007 (in thousands, except price per share and remaining contractual life):

	Shares	Weighted Average Exercise Price Per Share
Options Granted	13,910	$1.75
Vested	(2,355)	1.72
Forfeited	(3,766)	1.73

Non-vested at December 31, 2007	7,789	$1.76

As of December 31, 2007, there was approximately $3.5 million of total unrecognized compensation cost related to non-vested shares, which is expected to be recognized over a weighted average period of approximately 2.7 years.

12. Warrants

•

In November 2005 and in conjunction with certain services to be provided to the Company over a four year period beginning in November 2005 (the “SKTI Service Agreement”), the Company issued ten-year warrants to SK Telecom International, Inc. (“SKTI”), a related party

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

12. Warrants (continued)

and affiliate of SK Telecom Co., Ltd., to purchase (i) an aggregate 1,995,000 shares of the Company’s Class A Common Stock (the “November 2005 Warrant”) at an exercise price of $1.71 per share and (ii) an aggregate 1,800,000 shares of the Company’s Class A Common Stock (the “Performance Warrant”) at an exercise price of $1.71 per share. The November 2005 Warrant vests over the term of the four year SKTI Service Agreement at the rate of 25% each year.

The Performance Warrant is exercisable under the following performance conditions:

•	One-third ( 1/3) of the Performance Warrant Shares may be purchased upon the attainment of the Operating Company of one million (1,000,000) members;

•	An additional one-third ( 1/3) of the Performance Warrant Shares may be purchased upon the attainment of the Operating Company of two million five hundred thousand (2,500,000) members; and,

The remaining one-third ( 1/3) of the Performance Warrant Shares may be purchased upon the attainment by the Operating Company of two million five hundred thousand (2,500,000) members and at least two (2) consecutive quarters of positive cash flows.

In October 2006 and in conjunction with the SKTI Service Agreement, the Company issued a ten-year warrant to SKTI to purchase 65,000 shares of the Company’s Class A Common Stock at $1.82 per share (the “October 2006 Warrant”). The October 2006 Warrant vests over four years at the rate of 25% each year beginning in October 2006.

In January 2007 and in conjunction with certain services to be provided to the Company over a four year period beginning in January 2007, the Company issued ten-year warrants to SKTI to purchase 105,000 shares of the Company’s Class A Common Stock (the “2007 Performance Warrant”) at an exercise price of $1.82 per share. The 2007 Performance Warrant is exercisable under the same terms as the Performance Warrant.

In January 2007, the Company amended its wireless network services agreement (the “Amended Wireless Network Services Agreement”). In exchange for the Amended Wireless Network Services Agreement, the Company issued a ten-year warrant to an outside service provider to purchase 2,348,883 fully vested shares of the Company’s Class A Common Stock at an exercise price of $10.00 per share.

In December 2007 and in conjunction with the SKTI Service Agreement, the Company issued a ten-year warrant to SKTI to purchase 407,250 shares of the Company’s Class A Common Stock at $1.82 per share (the “December 2007 Warrant”). The December 2007 Warrant vests over four years at the rate of 25% each year beginning in December 2007.

The Company accounts for its warrants under EITF 96-18 using the fair value provisions of FAS 123(R). Under EITF 96-18, the warrants were valued using the Black-Scholes valuation model and as applicable, the measurement of expense was subject to periodic mark-to-market adjustments in each reporting period. The deemed fair value of its warrants was calculated with the following assumptions:

Risk-free interest rate	3%-5%
Expected life in years	5.00-6.25
Dividend yield	0%
Expected volatility	70%

During the periods ended December 31, 2005, 2006 and 2007, the Company recognized expense of approximately $0.0 million, $0.6 million and $0.6 million, respectively related to warrants issued. During the periods ended December 31, 2005, 2006 and 2007, no expense was recognized for the Performance Warrants as the likelihood of reaching performance criteria was deemed to be less than probable. The weighted average deemed fair value of warrants granted for the periods ended December 31, 2005, 2006 and 2007 was $1.04, $1.25 and $0.36 per share, respectively.

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

12. Warrants (continued)

The weighted average exercise prices and the weighted average remaining contractual life for warrants issued as of December 31, 2007 were as follows (in thousands):

Warrants Outstanding				Warrants Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.71 - $10.00	6,721	8.46	$4.62	3,363	$7.50

13. Income Taxes

HELIO LLC is not a taxable entity for federal income tax purposes. The allocable share of HELIO LLC’s taxable income or loss is included in its members federal and state income tax returns based upon their respective ownership interests. The Company’s information below is prepared based on HELIO, Inc.’s effective ownership interest in HELIO LLC and to the extent that certain states impose income taxes upon non-corporate legal entities these taxes are also reflected below.

The Company records a provision (benefit) for federal and state income taxes and generally recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory rates. Pursuant to the provisions of Statement of Financial Accounting Standards No. 109, Accounting For Income Taxes (“SFAS 109”), the Company provides valuation allowances for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Pursuant to the HELIO LLC Membership Agreement (the “Membership Agreement”), losses generated by HELIO LLC are generally allocated in the following order: (i) to holders of HELIO LLC Convertible Common Membership units up to member(s) capital account balance(s), without creating a deficit in the member(s) capital account; and, (ii) to holders of HELIO LLC convertible preferred membership units up to member(s) capital account balance(s) and in proportion to their respective interest, without creating a deficit in the members’ capital account. Under the Membership Agreement, profits generated by HELIO LLC are generally allocated first to the holders of Preferred Membership Units to the extent of prior losses, and second to the holders of Convertible Common Membership units to the extent of prior losses. As a result of the Membership Agreement, HELIO, Inc. was allocated losses from HELIO LLC up to its investment in HELIO LLC. For the periods ended December 31, 2005, 2006 and 2007, the Company was allocated approximately $0.0 million, $9.1 million and $0.4 million of the income tax losses generated by HELIO LLC, respectively. The Company has not recorded any portion of the deferred taxes attributable to HELIO LLC as it is not presently expected that any portion of such amounts will be allocated to the Company pursuant to the terms of the Membership Agreement.

The significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	December 31, 2006	December 31, 2007
Deferred income tax assets:
Tangible and intangible assets	18	17
Net operating loss carryforwards	3,802	3,963
Less: valuation allowance	(3,820)	(3,980)

Total deferred income tax assets	$—	$—

A reconciliation of the income tax provision (benefit) computed by applying the U.S. federal statutory rate of 35% to the loss before income taxes and actual income tax expense (benefit) for the years ending December 31, 2006 and 2007 was as follows:

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

13. Income Taxes (continued)

	December 31, 2006	December 31, 2007
Federal income tax rate	(35.0)%	(35.0)%
State taxes, net of federal benefit	(5.7)%	(5.7)%
Effect of partner allocations and other permanent items	38.7%	40.6%
Change in valuation allowance	2.0%	0.1%

Total	—%	—%

At December 31, 2007, the Company had federal and state net operating loss carry forwards of approximately $9.7 million, which begin to expire on December 31, 2015 for state purposes and December 31, 2025 for federal tax purposes.

The Company adopted the provisions of FIN 48 on January 1, 2007. The cumulative effect at adoption of this interpretation did not result in any adjustment to retained earnings. At January 1, 2007 and at December 31, 2007, the Company had no unrecognized tax benefits for purposes of this pronouncement.

The Company’s accounting policy is to recognize interest and penalties related to unrecognized tax benefits in income tax expense. At December 31, 2007, the Company had no accrued interest or penalties related to unrecognized tax benefits.

The Company files income tax returns in the U.S. and in various state and local jurisdictions. The Company is subject to U.S. federal and state income tax examinations by the taxing authorities in all of these jurisdictions for the years ended December 31, 2005 through December 31, 2007. No examinations are currently in process.

The Company does not expect the amount of its unrecognized tax benefits to significantly increase within the next twelve months.

14. Financial Instruments and Concentration of Risk

The carrying amounts of cash and cash equivalents, accounts receivable, subscriptions receivable, prepaid expenses, other current assets and accounts payable are reasonable estimates of their fair value due to the short-term nature of these instruments.

The majority of the Company’s wireless airtime services are leased from a third party wireless network provider. Any disruption of this service would have an adverse impact on the Company’s member experience and ongoing operating results.

15. Commitments and Contingencies

Leases

The Company leases certain of its facilities and equipment under non-cancelable operating leases expiring in various years through 2012. The leases generally contain annual escalation provisions as well as renewal options. The total amount of rental payments, net of allowances and incentives, is being charged to expense using the straight-line method over the terms of the leases. In addition to the rental payments, the Company generally pays a monthly allocation of the buildings’ operating expenses. Total rental expense in the periods ended December 31, 2005, 2006 and 2007 for all operating leases amounted to $0.9 million, $3.7 million and $7.5 million, respectively.

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

15. Commitments and Contingencies (continued)

Leases (continued)

As of December 31, 2007, minimum lease commitments under non-cancelable leases, including office space, company-owned retail store leases and equipment, are as follows (in thousands):

Operating Leases
Year Ending December 31:
2008	7,900
2009	7,092
2010	5,150
2011	2,011
2012	1,954
Thereafter	6,088

Total minimum future lease payments	$30,195

Litigation

From time-to-time, the Company is involved in litigation relating to claims arising in the normal course of business. The Company does not believe that any currently pending or threatened litigation will have a material adverse effect on the Company’s results of operations or financial condition.

16. 401K Plan

The Company has a defined contribution profit sharing plan covering all full-time employees. Employees may make pre-tax contributions up to the maximum allowable by the Internal Revenue Code. Participants vest in their employee contributions at the rate of 25% per year beginning at a participant’s hire date (as defined). Employer contributions of approximately $0.1 million, $0.4 million and $0.7 million were made to the plan for the periods ended December 31, 2005, 2006 and 2007, respectively.

17. Related Party Transactions

The Partners provided aggregate funding of $204.0 million in cash and $40.0 million in contributed assets during the period ended December 31, 2005, and aggregate funding of $157.0 million during the period ended December 31, 2006 to the Company. During the period ended December 31, 2007, the Partners provided $39.0 million in cash under the initial contribution agreement, an aggregate principal amount of $130.0 million under convertible promissory notes in favor of the Partners, of which $70.0 million of principal convertible promissory notes was converted into preferred membership units (see Note 9), and $30.0 million in exchange for preferred membership units at $3.00 per unit (see Note 10).

In March 2005, EarthLink and the Company entered into a Master Software Development, Software License and Services Agreement pursuant to which EarthLink provides the Company various software development, software license and support services in exchange for management fees. The management fees were determined based on EarthLink’s costs to provide such services, and management believes such fees were reasonable. Fees for services provided by EarthLink are reflected in the Company’s statements of operations for the periods ended December 31, 2005, 2006 and 2007 and totaled $3.0 million, $2.3 million, and $1.5 million, respectively.

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

17. Related Party Transactions (continued)

During the periods ended December 31, 2005, 2006 and 2007, EarthLink purchased wireless devices and services from the Company. Fees received from such products and services are included in the Company’s statements of operations and were $0.9 million for each of the three years ended December 31, 2007.

At December 31, 2006 and 2007 the Company had net payable balances of approximately $0.8 million and $0.2 million, respectively, outstanding and due to EarthLink.

In March 2005, SKT and the Company entered into a Master Software Development, Software License and Services Agreement (the “Master Agreement”) pursuant to which SKT provides the Company various software development, software license and support services in exchange for management fees. In August 2005, the Operating Company entered into a software license and services agreement with SKT for the installation and subsequent licensing of the Company’s wireless data platform and terminal systems pursuant to the Master Agreement (the “Wireless Internet Order”). Effective October 2005, the Operating Company entered into an amendment to the Wireless Internet Order (the “WI Amendment”). Aggregate fees under the Wireless Internet Solution Agreement and the WI Agreement were $10.7 million, of which $7.5 million and $3.2 million were paid to SKT during the periods ended December 31, 2005 and 2006 respectively. Services under the Wireless Internet Agreement and the WI Agreement commenced in August 2005 and were principally being capitalized as equipment additions as prescribed under SOP 98-1. At December 31, 2006, gross capitalized costs of $10.7 million associated with the Wireless Internet Agreement and the WI Agreement were included in property and equipment on the Company’s balance sheets.

In August 2005, the Operating Company entered into a software license and services agreement with SKT for the installation and subsequent licensing of the Company’s Customer Care and Billing System (“CCBS”) pursuant to the Master Agreement (the “CCBS Order”). Effective October 2005, the Operating Company entered into an amendment to the CCBS Order (the “CCBS Amendment”). Aggregate fees under the CCBS Order and CCBS Agreement were $14.1 million, of which $4.2 million, $5.7 million and $4.2 million were paid to SKT during the periods ended December 31, 2005, 2006 and 2007, respectively. Services under the CCBS Order and CCBS Agreement commenced in August 2005 and were principally being capitalized as equipment additions as prescribed under SOP 98-1. At December 31, 2006 and 2007, gross capitalized costs of $14.1 million and $14.1 million, respectively, associated with the CCBS Order and CCBS Agreement were reflected in property and equipment on the Company’s balance sheets.

Effective May 2006, the Operating Company entered into a technical system support and services agreement with SKT whereby SKT would provide technical and system operational support on CCBS beginning in May 2006 through December 2006 for an aggregate fee of $1.7 million (the “May 2006 Agreement”). The aggregate $1.7 million in fees for services under the May 2006 Agreement are included in the Company’s statements of operations for the period ended December 31, 2006, of which $1.3 million and $0.4 million were paid to SKT during the periods ended December 31, 2006 and 2007 respectively.

Effective August 2006, the Operating Company entered into a change request agreement with SKT whereby SKT expanded the scope of technical functionality to the CCBS system under the then-existing Order, as amended, for an aggregate fee of $2.5 million (the “CCBS 1.0 Change Request”). The Company accounted for the CCBS 1.0 Change Request under SOP 98-1 and capitalized costs of $2.5 million were included in property and equipment on the Company’s balance sheet at December 31, 2006 and 2007, of which $2.5 million was paid to SKT during the period ending December 31, 2007.

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

17. Related Party Transactions (continued)

Effective August 2006, the Operating Company entered into a change request agreement with SKT whereby SKT expanded the scope of technical functionality under the then-existing Wireless Internet Agreement for an aggregate fee of $5.9 million (the “Wireless Internet 1.0 Agreement”). Services under the Wireless Internet 1.0 Agreement were completed in December 2006. The Company accounted for the Wireless Internet 1.0 Agreement under SOP 98-1 and FAS 86, whereby capitalized costs of $2.8 million were reflected in property and equipment on the Company’s balance sheet at December 31, 2006 and the remaining amount of $3.1 million was charged to expense during the year ended December 31, 2006. $5.9 million was paid to SKT during the period ending December 31, 2007.

Effective August 2006, the Operating Company entered into a master services and software license agreement with an affiliate of SKT for added functionality and enhancement around its original CCBS Agreement (the “CCBS 2.0 Agreement”). Aggregate fees under the CCBS 2.0 Agreement were $2.1 million and services began in September 2006 and continued into early 2007. The CCBS 2.0 Agreement was principally being capitalized as equipment additions as prescribed under SOP 98-1. At December 31, 2006 and 2007 capitalized costs of $1.7 and $2.1 million, respectively, associated with the CCBS 2.0 Agreement were included in property and equipment on the Company’s balance sheets. During the period ending December 31, 2007, $2.1 million of the CCBS 2.0 Agreement fees has been paid.

In December 2005, the Operating Company entered into a sales agreement with SKT authorizing SKT to serve as an agent of the Operating Company for the purposes of selling wireless devices in Korea (the “SKT Bounty Agreement”). Under the SKT Bounty Agreement, SKT earns a commission ranging from $50 to $125 for each device sold. Fees earned by SKT under the SKT Bounty Agreement were less than $0.1 million in 2006 and $0.2 million in 2007.

In March 2006, the Operating Company contracted with SKT to provide a four-year agreement for international telecommunications services, whereby the Operating Company is required to pay to SKT for service usage (the “SKT Telink Agreement”). In return for entering into the SKT Telink Agreement, SKT provided the Operating Company an aggregate credit in the amount of $0.3 million, which is being recognized straight-line through December 2009. As of December 31, 2007, $0.1 million has been credited by SKT under this agreement. Costs incurred under this agreement, net of the credits discussed above, were $0.1 million and $2.2 million in 2006 and 2007, respectively.

In April 2006, the Operating Company and SKT entered into a content license agreement whereby SKT agreed to license certain content and provide services related thereto covering the period April 2006 through December 2006 (the “SKT Content Agreement”). In December 2006, the Operating Company and SKT entered into Amendment Number 1 to the SKT Content Agreement pursuant to which SKT agreed to provide additional content to the Operating Company in exchange for an additional monthly fee. In January 2007, the Operating Company and SKT entered into Amendment Number 2 to the SKT Content Agreement Aggregate pursuant to which SKT agreed to provide additional content to the Operating Company in exchange for an additional monthly fee as well as monthly minimum fees. Fees paid and incurred under the SKT Content Agreement, as amended, were approximately $0.2 million and $0.4 million in 2006, and $0.3 million and $0.1 million in 2007, respectively.

In August 2006, the Operating Company entered into a services agreement with SKT to provide various professional services and operational support activities covering the period October 2005 through December 2006 (the “SKT Services Agreement”). In exchange for the SKT Services Agreement, the Company issued SKT 650,000 shares of the Company’s Class A Common Stock in the fourth quarter of 2006. The aggregate value of the 650,000 shares was valued at $1.1 million and was charged to expense during 2006 as the underlying services were completed in 2006. In June 2007, the Operating Company and SKT entered into Amendment Number 1 to the SKT Services Agreement pursuant to which SKT agreed to provide the same services through December 2007 (with automatic 1-year renewals), in exchange for shares of the Company’s Class A Common Stock. 144,375 shares of the Company’s Class A Common Stock having an aggregate value of approximately $0.3 million was issued in the second quarter of 2007 and charged to expense during 2007 as the underlying services were provided.

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

17. Related Party Transactions (continued)

In December 2006, the Operating Company and SKT entered into a terminal services agreement whereby SKT agreed to provide certain software development, delivery and support pertaining to device-specific services to be marketed or otherwise sold to the Company’s end members (the “Terminal Services Agreement”). Aggregate fees under the Terminal Services Agreement were $3.1 million, which include ongoing software and related device support and troubleshooting for two years beginning in March 2007. Payment terms under the Terminal Services Agreement included $2.5 million due upon execution and the remaining $0.7 million due in February 2007. Services under the Terminal Services Agreement were completed as of December 31, 2006 and accounted for under FAS 86. $3.1 million of fees under the Terminal Services Agreement were paid during the period ending December 31, 2007.

In January 2007, the Operating Company and Cyworld entered into an agreement whereby Cyworld agreed to provide development for a mobile version of the Cyworld Korea service application to be offered on devices by the Company (the “Agreement”). Aggregate fees including initial development costs and monthly operation fee the under the Agreement were $0.3 million, which was paid and charged to expense in 2007.

In March 2007, the Operating Company and SKT entered into a technical support agreement whereby SKT would provide technical and system operational support on CCBS, beginning in January 2007 and continuing through December 2007, for an aggregate fee of $1.6 million (the “March 2007 Agreement”). The aggregate $1.6 million in fees for services under the March 2007 Agreement are included in the Company’s statements of operations for the period ended December 31, 2007, of which $1.2 million was paid to SKT during the period ended December 31, 2007.

In June 2007, the Operating Company and SKT entered into a development agreement whereby SKT agreed to provide certain software development for a mobile web browser diagnostic tool to be used by the Company (the “Development Agreement”). Aggregate fees under the Development Agreement were $0.1 million, which was paid and charged to expense in 2007.

In June 2007, the Operating Company and SKT entered into a services agreement whereby SKT would provide consulting support on the design of the Company’s electronic data warehouse beginning in June 2007 and continuing through August 2007 for an aggregate fee of $0.1 million (the “Data Warehouse Consulting Agreement”). The aggregate $0.1 million in fees for support under the Data Warehouse Consulting Agreement are included in the Company’s statements of operations for the period ended December 31, 2007, all of which was paid to SKT during the period ended December 31, 2007.

Effective June 2007, the Operating Company entered into a services and software license agreement with an affiliate of SKT for added functionality and enhancement around its original CCBS Agreement (the “CCBS 3.0 Agreement”). Aggregate fees under the CCBS 3.0 Agreement were $1.6 million and services began in the second quarter of 2007 and continued into the third quarter of 2007. The CCBS 3.0 Agreement was principally being capitalized as equipment additions as prescribed under SOP 98-1. At December 31, 2007 capitalized costs of $1.6 million associated with the CCBS 3.0 Agreement were included in property and equipment on the Company’s balance sheets. During the period ending December 31, 2007, $0.5 million of the CCBS 3.0 Agreement fees had been paid.

In July 2007, the Company entered into two separate $30.0 million convertible notes payable agreements with EarthLink and SKT. Both notes are exchangeable at anytime prior to the maturity date for preferred membership units in the Company. The conversion may be for the full note amount, or portion thereof, and may include accrued and unpaid interest amounts. The initial exchange price is $3.00 per membership unit and is subject to periodic adjustment by the Company under certain circumstances (as defined). In addition, the Company is entitled to make reductions of the exchange price in certain circumstances, as defined in the note agreement. As of December 31, 2007, the convertible notes payable plus accrued interest was $62.6 million. See Note 9 for additional information.

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

17. Related Party Transactions (continued)

Effective September 2007, the Operating Company entered into a services and software license agreement with an affiliate of SKT for added functionality and enhancement around its original CCBS Agreement (the “CCBS 4.0 Agreement”). Aggregate fees under the CCBS 4.0 Agreement were $0.9 million and services began in the third quarter of 2007 and continued through the fourth quarter of 2007. The CCBS 4.0 Agreement was principally being capitalized as equipment additions as prescribed under SOP 98-1. At December 31, 2007 capitalized costs of $0.9 million associated with the CCBS 4.0

Agreement were included in property and equipment on the Company’s balance sheets. During the period ending December 31, 2007, no fees related to CCBS 4.0 have been paid.

In September 2007, the Company issued a convertible promissory note agreement in the principal amount of $30.0 million in favor of SKT (the “SKT September 2007 Convertible Note”). The SKT September 2007 Convertible Note bears interest at the rate of 10% per year, is exchangeable into preferred membership units and matures in July 2010.

In November 2007, the Company issued convertible promissory notes in the principal amounts of $40.0 million in favor of SKT (the “SKT November 2007 Convertible Note”). Terms of the SKT November 2007 Convertible Notes were the same as the SKT September 2007 Convertible Notes. In November 2007, the SKT November 2007 Convertible Notes as well as the SKT September 2007 Convertible Notes in the principal amount of $70.0 million and accrued interest of $0.5 million were exchanged for 23,492,592 preferred membership units at an exchange rate of $3.00 per unit. See Note 10 for additional information.

In December 2007 and in accordance with the terms of the Amended Joint Venture Agreement, SKT provided written notice to the Company and EarthLink, whereby SKT committed to contribute $80.0 million of its remaining $270.0 million commitment by June 2008 (the “Trigger Event”). As a result of the Trigger Event, EarthLink forfeited 9,090,909 of its then outstanding preferred membership units (which where immediately cancelled by the Company).

In December 2007, SKT contributed $30.0 million in cash in exchange for 10,000,000 Preferred Membership Units at $3.00 per unit.

18. Restructuring

In August 2007, the Company’s Board of Directors formally approved a restructuring plan to reduce the Company’s cost structure (the “Restructuring”). In conjunction with the Restructuring and as prescribed by Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities, the Company recorded a $2.4 million restructuring charge to operations in 2007 consisting of $2.0 million of employee related costs and $0.4 million of facility related costs. The Company has accrued $0.2 million of lease costs at December 31, 2007 for facility costs to be paid out over the course of the related lease terms. The Company anticipates the Restructuring will be completed during the year ended December 31, 2008.

19. Subsequent Events (unaudited)

In January 2008, the Company entered into an agreement with a third party (the “Sale Agreement”). Under the Sale Agreement, the Company sold certain propriety naming rights in exchange for waived service fees and a warrant to purchase stock in a third party. The value of the Sale Agreement was accounted for under Accounting Principle Board No. 29, Non-monetary Exchanges and deemed to be approximately $0.5 million.

In January 2008, the Company’s Chief Executive Officer, who also is a board member of EarthLink and the Company, was named Chairman of the Board and replaced as the Company’s Chief Executive Officer (the “Transition Event”). The terms of this transition are being negotiated by the parties, but the Company anticipates it will owe its former Chief Executive Officer approximately $0.6 million in

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

19. Subsequent Events (unaudited) (continued)

cash transition expenses throughout the year ended December 31, 2008, as well as extending the period of time in which the Company’s former Chief Executive Officer may exercise certain stock options which accelerated upon the Transition Event. In addition and as part of the Transition Event, the Company’s former Chief Executive Officer received a grant of stock options to purchase up to 1.5 million shares of Class A Common Stock of Helio, Inc., subject to certain vesting requirements.

In February 2008, SKT contributed $20 million in cash in exchange for 6,666,666 Preferred Membership Units at $3.00 per unit.

20. Reconciliation of HELIO, Inc. and HELIO LLC (Summarized Financial Data)

As discussed more fully in Note 1, the combined financial statements include the accounts of HELIO, Inc. and HELIO LLC. The following presents the summarized balance sheets and statements of operations for HELIO, Inc. and HELIO LLC on a stand-alone basis, and any adjustments required to combine the entities as presented at and for the periods ended December 31, 2005, 2006 and 2007 (in thousands):

	At and for the period inception (January 27, 2005) to December 31, 2005
	HELIO LLC	HELIO, Inc.	Adjustments		Combined HELIO, Inc.
Total assets (less due from HELIO, Inc.)	$223,947	$—	$—		$223,947
Due from HELIO, Inc.	50	—	(50	)(a)	—

Total assets	$223,997	$—	$(50)		$223,947

Total liabilities (less due to HELIO LLC)	$20,306	$—	$—		$20,306
Due to HELIO LLC	—	50	(50	)(a)	—

Total liabilities	$20,306	50	(50)		20,306
Stockholders’ and partners’ equity	203,691	$(50)			203,641
Total liabilities and stockholders’ and partners’ equity	$223,997	$—	$(50	)(a)	$223,947

Net Loss	$(41,973)	$(50)	$—		$(42,023)

(a)	Adjustments represent the elimination of costs incurred by HELIO, Inc., which are largely for Delaware state franchise taxes that was subsequently paid for by HELIO LLC on behalf of HELIO, Inc.

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

20. Reconciliation of HELIO, Inc. and HELIO LLC (Summarized Financial Data) (continued)

	At and for the year ended December 31, 2006
	HELIO LLC	HELIO, Inc.	Adjustments		Combined HELIO, Inc.
Total assets (less due from HELIO, Inc.)	$264,970	$9,127	$(9,127	)(b)	$264,970
Due from HELIO, Inc.	197	—	(197	)(a)	—

Total assets	$265,167	$9,127	$(9,324)		$264,970

Total liabilities (less due to HELIO LLC)	$83,742	$—	$—		$83,742
Due to HELIO LLC	—	197	(197	)(a)	—

Total liabilities	83,742	197	(197)		83,742
Stockholders’ and partners’ equity	181,425	$8,930	(9,127	)(b)	181,228
Total liabilities and stockholders’ and partners’ equity	$265,167	$9,127	$(9,324	)(b)	$264,970

Net Loss	$(191,558)	$(197)	$—		$(191,755)

(a)	Adjustments represent the elimination of costs incurred by HELIO, Inc., which are largely for Delaware state franchise taxes that was subsequently paid for by HELIO LLC on behalf of HELIO, Inc.
(b)	Adjustment represents the elimination of HELIO, Inc.’s investment in HELIO LLC. (less than $0.1 million at December 31, 2005)

HELIO, INC. and HELIO LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

20. Reconciliation of HELIO, Inc. and HELIO LLC (Summarized Financial Data) (continued)

	At and for the year ended December 31, 2007
	HELIO LLC	HELIO, Inc.	Adjustments		Combined HELIO, Inc.
Total assets (less due from HELIO, Inc and HELIO LLC respectively.)	$170,073	$9,526	$(9,526	)(d)	$170,073
Due from HELIO, Inc.	373	—	(373	)(c)	—
Due from HELIO LLC.	—	62,642	(62,642	)(e)	—

Total assets	$170,446	$72,168	$(72,541)		$170,073

Total liabilities (less due to HELIO, Inc and Helio LLC respectively)	$108,929	$62,642	$(62,642	)(e)	$108,929
Due to Helio, Inc	62,642	—			62,642
Due to HELIO LLC	—	373	(373	)(c)	—

Total liabilities	171,571	63,015	(63,015)		171,571
Stockholders’ and partners’ equity	(1,125)	9,153	(9,526	)(d)	(1,498)
Total liabilities and stockholders’ and partners’ equity	$170,446	$72,168	$(72,541)		$170,073

Net Loss	$(326,387)	$(175)	$—		$(326,562)

(c)	Adjustments represent the elimination of costs incurred by HELIO, Inc., which are largely for Delaware state franchise taxes that was subsequently paid for by HELIO LLC on behalf of HELIO, Inc.
(d)	Adjustment represents the elimination of HELIO, Inc.’s investment in HELIO LLC.
(e)	Adjustment represents the elimination of cash received for Partner convertible notes payable by HELIO LLC on behalf of HELIO, Inc.